PRESS RELEASE
FOR IMMEDIATE RELEASE

Longueuil, August 3rd, 2006

OMAI UNDERGROUND EXPLORATION UPDATE

POSITIVE DRILLING RESULTS OBTAINED AT DEPTH ON THE FENNELL DEPOSIT

Cambior is pleased to provide an update on the exploration results for the Omai gold property in Guyana.

Earlier this year, Cambior has undertaken an exploration program to define the potential at depth of the Fennell gold deposit. The Fennell deposit was mined by an open pit to an average depth of 250 meters, which terminated on a barren diabase dyke, as shown on Figure 1. The Fennell Pit was the main ore contributor to the Omai gold operation with a cumulative production of 49,082,000 tonnes at 1.50 g Au/t for a gold content of 2.37 million ounces of gold. Two holes drilled in 1997 confirmed that the barren diabase dyke had an average thickness of 180 meters and that the gold mineralized quartz diorite intrusive extended at greater depths under the dyke.

We started dewatering the pit in January 2006 which allowed for a surface drilling program to be initiated from the top of the dyke to test and define the deposit at depth. The objective is to identify mineral resources based on the higher grade lenses of the mineralized quartz diorite. Depending on sufficient tonnage and grade, these mineral resources could be extracted by underground mining through a combination of large-scale blasthole stoping and room-and-pillar without backfilling. The new operation would require investments to equip and develop the underground mine, but would benefit from the remaining milling, plant and camp facilities and other infrastructure required for a 6-8000 tpd mining operation. Operations could resume within the parameters of the permits issued for the previous open-pit operation.

The drilling campaign started in April as the bottom of the pit became accessible. To date, some 13 holes for 6,323 meters of core drilling are completed by the two diamond drills in operation.

Our knowledge of the upper part of the orebody indicates a sub-horizontal zoning in the gold mineralization. Consequently, our diamond drilling is mainly vertical to sub-vertical with some holes angled to define the geometry of the quartz-diorite intrusive at depth. Hole OMU-12 kept in the quartz-diorite intrusive over a length of 650 m below the barren dyke, where it had to be stopped because of the drill rig limitations. Table 1 lists the gold intercepts for all drillholes using a 1 g Au/t cut-off grade. Gold grades are given cut and uncut; a maximum assay value of 15 g Au/t was used to calculate cut grades.

Encouraged by these results, the Company intends to pursue its drilling campaign with a third drill being added to the program. Geological interpretation and modelling of the gold mineralized zones should lead to a first resource estimation by the end of the third quarter 2006 and will assist in optimizing the final definition drilling program.

Louis P. Gignac, President and CEO, noted: "The Omai Gold underground program is an integral part of our strategy to build our existing reserve base. Delineating an economic orebody at depth of the Fennell deposit would allow us to leverage our infrastructure and knowledge acquired over the past 15 years in Guyana."

THE OMAI GOLD MINE

From its inauguration in 1993, until the end of its operations in the third quarter of 2005, the Omai gold mine was operated as an open-pit operation with a cyanidation and carbon-in-pulp (CIP) processing plant. It is located in Guyana, South America, some 160 kilometers south of the capital city of Georgetown. Over the course of its life, the mine has produced over 3.7 million ounces of gold, 1.6 million ounces in excess of the production originally forecasted by the feasibility study.

OMAI UNDERGROUND EXPLORATION UPDATE - AUGUST 3, 2006	2

QUALITY CONTROL

Follow up on the drilling program was carried out by Cambior employees, under the supervision of Yves Michaud, Technical Services Superintendent. Mr. Michaud is a qualified person (as defined by National Instrument 43-101) with more than 23 years of experience in mine geology and exploration (nearly 20 years with Cambior). Cambior has established an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples, reject and pulp duplicates and certified standards to each batch of samples sent for analysis. Blank samples are used to check for possible contamination in laboratories, field duplicates quantify overall precision while certified standards determine the analytical accuracy. Samples were sent for assaying to Omai Gold Mines Limited as a primary lab. Samples were assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards.

In addition, 10% of the pulps from the primary lab were sent to a second certified laboratory for analysis.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants "CBJ.WT.C" and "CBJ.WT.D" trade on the TSX.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission (the "SEC") permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as "mineral resources", that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in Cambior's Annual Report on Form 40-F. A copy of the 2005 Form 40-F is available to shareholders, free of charge, upon written request addressed to the Investor Relations Department.

Caution Concerning Forward-Looking Statements

This press release contains certain "forward-looking statements", including, but not limited to, statements concerning the current drilling program and, more particularly, the possible identification of mineral resources under the Fennell Pit and their potential extraction, the envisaged mining methods, the possible use of existing facilities and infrastructures as well as the current permits, the calculation of resources by the end of the third quarter, and the type of mineralization present. Forward-looking statements involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements include, among other things, but without limitation, those set forth in Cambior's 2005 Annual Information Form filed with the Securities Commissions of all provinces in Canada, and with the United Stated Securities and Exchange Commission (under Form 40-F), as well as the Toronto Stock Exchange and the American Stock Exchange.

For additional information, please contact:
CAMBIOR INC.

Martin Amyot	Renmark Financial Communications
Manager - Investor Relations	John Boidman
Tel.: (450) 677-0040	Jason Roy
Toll Free in North America: 1-866-554-0554
Fax: (450) 677-3382	Tel.: (514) 939-3989
E-mail: info@cambior.com	www.renmarkfinancial.com
Website: www.cambior.com

PR-2006-14

OMAI UNDERGROUND EXPLORATION UPDATE - AUGUST 3, 2006	3

TABLE 1
Hole #	From	To	Interval	Results	Comments
	(m)	(m)	(m)	g Au/t uncut (cut)
OMU-1	216.0	235.0	19.0	1.79	Intrusive from 214.4m to 252.0m
OMU-2	172.0	243.0	41.0	4.51 (3.56)	Intrusive from 168.4m to 261.0m
	219.0	243.0	24.0	1.73
	249.0	263.0	14.0	4.13 (2.99)
	283.0	289.0	6.0	2.73
	321.0	325.0	4.0	2.08
OMU-3	163.25	170.0	6.75	2.10	Hole abandonned
OMU-4	187.75	204.0	16.25	3.10	Intrusive from 187.8m to 446.0m
	218.0	221.0	3.0	18.02 (6.25)
	246.0	251.0	5.0	2.55
	284.0	299.0	15.0	2.40 (2.38)
	323.0	344.0	21.0	9.87 (2.85)
	364.0	392.0	28.0	3.96 (2.58)
	399.0	401.0	2.0	567.19 (9.54)
OMU-5	285.0	307.0	22.0	3.46 (3.28)	Intrusive from 199.4m to 540.0m
	332.0	357.0	25.0	2.33
	377.0	389.0	12.0	3.36
	530.0	540.0	10.0	3.28
OMU-6	179.0	186.0	7.0	1.83	Intrusive from 144.2m to 401m
	236.0	242.0	6.0	1.84
	332.0	341.0	9.0	3.61
	354.0	368.0	14.0	2.33
OMU-7	153.0	181.0	28.0	2.63 (2.32)	Intrusive from 151.6m to 414.0m
	212.0	223.0	11.0	1.91
	284.0	290.0	6.0	3.23
	328.0	334.0	6.0	2.28
	343.0	353.0	10.0	2.10
	361.0	366.0	5.0	16.64 (6.71)
OMU-8	250.0	256.0	6.0	1.94	Intrusive from 158.2m to 485.0m
	268.0	301.0	33.0	3.59 (3.45)
	311.0	319.0	8.0	1.83
OMU-9	152.0	168.0	16.0	2.57 (2.30)	Intrusive from 149.2m to 334.0m
	182.0	188.0	6.0	2.20
	230.0	258.0	28.0	1.32
	313.0	317.0	4.0	2.86
OMU-10	249.0	255.0	6.0	2.69	Intrusive from 221.70m to 453.0m
	316.0	319.0	3.0	11.38 (5.82)
	343.0	359.0	16.0	1.63
	366.0	386.0	20.0	1.90
	405.0	423.0	18.0	2.93
	430.0	437.0	7.0	7.33 (4.63)
	447.0	457.0	10.0	1.84
OMU-11	236.0	243.0	7.0	1.87	Intrusive from 188.5m to 464.0m
	252.0	281.0	29.0	3.88 (3.53)
	302.0	331.0	29.0	3.38
	359.0	371.0	12.0	4.70 (2.27)
	405.0	409.0	4.0	3.74
	436.0	458.0	22.0	2.04
OMU-12	292.0	315.0	23.0	4.58	Intrusive from 183.0 to 833.0m
	358.0	370.0	12.0	2.60 (2.32)	Stop at 833.0m ( drill capacity)
	467.0	471.0	4.0	2.30
	605.0	620.0	15.0	2.96
OMU-13	278.0	286.0	8.0	2.04	Intrusive from 213.50m to 476.0m
	296.0	302.0	6.0	2.13
	312.0	334.0	22.0	2.14
	338.0	353.0	15.0	2.99 (2.59)
	403.0	405.0	2.0	10.10 (8.60)
	465.0	473.0	8.0	3.67

Note: high grade value cut to 15.0 g/t as Fennell block model parameters for quartz diorite.

OMAI UNDERGROUND EXPLORATION UPDATE - AUGUST 3, 2006	4

FIGURE 1

9800N
9900N
10000N
10100N
10200N
10300N
10400N
10500N
10600N
10700N
10800N
S
N
500 m
400 m
300 m
200 m
100 m
0 m
-100 m
-200 m
-300 m
-400 m
-500 m
OM-773
OM-771
Basalt
Pit Outline
Quartz Diorite
Andesite
Diabase Dyke
?
?
0
250
metres
Omai Mine – Fennell Pit
Potential at Depth

Drillholes OM-771 and OM-773 drilled in 1997